Filed pursuant to Rule 424(b)(3)
File No. 333-223713

TIAA REAL ESTATE ACCOUNT

SUPPLEMENT NO. 1
Dated November 15, 2018 to the Prospectus dated May 1, 2018

This prospectus supplement should be read in conjunction with the TIAA Real Estate Account’s prospectus, dated May 1, 2018, as supplemented to date, which is collectively referred to herein as the “prospectus.” This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.
Recent transactions
The following describes property, property-related and financing transactions by the Account between April 12, 2018 and October 31, 2018. Except as noted, the expenses for operating the properties purchased are either borne or reimbursed, in whole or in part, by the property tenants, although the terms vary under each lease. The Account is responsible for operating expenses not reimbursed under the terms of a lease.
Purchases
Lofts at SoDo—Orlando, FL
On May 11, 2018, the Account purchased an apartment property in Orlando, Florida for $66.7 million.
Biltmore at Midtown—Atlanta, GA
On May 11, 2018, the Account purchased an apartment property in Atlanta, Georgia for $69.5 million.
Park on Morton—Bloomington, IN
On May 11, 2018, the Account purchased a 97% interest in a student housing complex near Indiana University in Bloomington, Indiana for $54.3 million (the Account’s share).
3131 McKinney—Dallas, TX
On May 15, 2018, the Account purchased an office property in Dallas, Texas for $47.8 million.
Cherry Knoll—Germantown, MD
On June 13, 2018, the Account purchased an apartment property in Germantown, Maryland for $58.8 million.
Centric Gateway—Charlotte, NC
On June 28, 2018, the Account purchased an apartment property in Charlotte, North Carolina for $68.9 million.
The Forum—Huntsville, TX
On July 3, 2018, the Account purchased a 97% interest in a student housing complex near Sam Houston State University in Huntsville, Texas for $32.2 million (the Account’s share).
Ascent at Windward—Alpharetta, GA
On July 11, 2018, the Account purchased an apartment property in Alpharetta, Georgia for $67.8 million.
Fusion 1560—St. Petersburg, FL
On July 11, 2018, the Account purchased an apartment property in St. Petersburg, Florida for $81.3 million.
10 New Maple—Pine Brook, NJ
On July 26, 2018, the Account purchased an industrial property in Pine Brook, New Jersey for $18.2 million.
Aspen Heights—Austin, TX
On September 13, 2018, the Account purchased an a 97% interest in a student housing complex near the University of Texas - Austin in Austin, Texas for $80.6 million (the Account’s share).

Otay Mesa Industrial Portfolio—San Diego, CA
On October 1, 2018, the Account purchased an investment portfolio consisting of two industrial properties in San Diego, California for $28.7 million.
Avana San Clemente—San Clemente, CA
On October 22, 2018, the Account purchased an apartment property in San Clemente, California for $92.6 million.
Cabana Beach San Marcos—San Marcos, TX
On October 26, 2018, the Account purchased a 97% interest in a student housing complex near Texas State University in San Marcos, Texas for $45.9 million (the Account’s share).
Riverchase Village—Hoover, AL
On October 26, 2018, the Account purchased a retail property in Hoover, Alabama for $39.1 million.
Sales
Chicago Industrial Portfolio—Joliet, IL
On May 1, 2018, the Account sold three industrial properties held within an investment in Joliet, Illinois for $72.1 million, realizing a gain of $25.8 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statements of Operations.
430 West 15th Street—New York, NY
On June 12, 2018, the Account sold an office property in New York, New York for $152.4 million, realizing a gain of $29.7 million on the sale, the majority of which was previously recognized as unrealized gains in the Account’s Consolidated Statements of Operations.
400 Fairview—Seattle, WA
On July 10, 2018, the Account sold a 90% interest in an office property in Seattle, Washington for $298.0 million (the Account’s share), realizing a gain of $52.7 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statements of Operations.
Millennium Corporate Park—Redmond, WA
On July 18, 2018, the Account sold an office property in Redmond, Washington for $149.8 million, realizing a loss of $27.9 million on the sale. The majority of the realized loss was previously recognized as unrealized losses in the Account’s Consolidated Statements of Operations.
Amazon Distribution Center—Teterboro, NJ
On July 27, 2018, the Account sold an industrial property in Teterboro, New Jersey for $147.1 million, realizing a gain of $59.3 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statements of Operations.
Castro Station—Mountain View, CA
On August 15, 2018, the Account sold an office property in Mountain View, California for $178.2 million, realizing a gain of $26.6 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statements of Operations.
501 Boylston Street—Boston, MA
On August 21, 2018, the Account sold 49.9% of its ownership in 501 Boylston, an office property in Boston, Massachusetts for $290.7 million. The 50.1% interest in the property retained by the Account was transferred to a joint venture, T-C 501 Boylston Street Member, LLC. The value of the 50.1% interest transferred to the joint venture was $284.2 million. The Account realized a gain of $121.9 million from the transactions, the majority of which had previously been recognized as unrealized gains in the Account’s Consolidated Statements of Operations.

Loans Receivable
Crest at Las Colinas Station—Irving, TX
On April 27, 2018, the Account entered into a $32.0 million senior mezzanine loan receivable and a $20.0 million junior mezzanine loan receivable, with both loans secured by the borrower’s ownership interest in Crest at Las Colinas Station, an apartment property in Irving, Texas. The loans had an interest rate of 3.35% + LIBOR and a maturity date of May 10, 2021.
On September 12, 2018, the Account sold its $32.0 million position in the senior mezzanine note. Concurrent with the sale of the senior mezzanine position, the interest rate on the junior mezzanine position retained by the Account was modified to 5.11% + LIBOR.
Modera Observatory Park—Denver, CO
On May 24, 2018, the Account entered into a $46.7 million senior mezzanine loan receivable and $20.0 million junior mezzanine loan receivable, with both loans secured by the borrower’s ownership interest in Modera Observatory Park, an apartment property in Denver, Colorado. The loans had an interest rate of 2.35% + LIBOR and a maturity date of June 10, 2022.
On September 7, 2018, the Account sold its $46.7 million position in the senior mezzanine note. Concurrent with the sale of the senior mezzanine position, the interest rate on the junior mezzanine position retained by the Account was modified to 4.34% + LIBOR.
Blackstone RioCan National Retail Portfolio—Various, U.S.A.
On June 8, 2018, the Account entered into a $97.7 million mezzanine loan receivable secured by the borrower’s ownership interest in Blackstone RioCan National Retail Portfolio, which is comprised of 22 grocery-anchored retail properties concentrated primarily in Texas and Pennsylvania. The loan had an interest rate of 4.65% + LIBOR and a maturity date of June 9, 2020.
311 South Wacker—Chicago, IL
On June 15, 2018, the Account entered into a $83.0 million mezzanine loan receivable secured by the borrower’s ownership interest in 311 South Wacker, an office property in Chicago, Illinois. The loan has an interest rate of 4.70% + LIBOR and a maturity date of June 7, 2020.
Merritt on the River Office Portfolio—Norwalk, CT
On August 1, 2018, the Account entered into a $95.0 million mezzanine loan receivable secured by the borrower’s ownership interest in the Merritt on the River Office Portfolio, which is comprised of five office properties in Norwalk, Connecticut. The loan has an interest rate of 8.00% and a maturity date of August 1, 2028.
1330 Broadway-Oakland, CA
On August 10, 2018, the Account entered into a $126.7 million mortgage loan receivable secured by the borrower’s ownership interest in 1330 Broadway, an office property in Oakland, California. The loan has an interest rate of 2.40% + LIBOR and a maturity date of February 10, 2023.
Rosemont Towson-Towson, MD
On August 23, 2018, the Account entered into a $98.1 million mortgage loan receivable secured by the borrower’s ownership interest in Rosemont Towson, an apartment property in Towson, Maryland. The loan has an interest rate of 2.15% + LIBOR and a maturity date of September 9, 2022.
River North Point-Chicago, IL
On August 24, 2018, the Account entered into a $60.0 million mezzanine loan receivable secured by the borrower’s ownership interest in River North Point, an office property in Chicago, Illinois. The loan has an interest rate of 4.30% + LIBOR and a maturity date of July 9, 2020.
Simply Self Storage Portfolio—Various, U.S.A.
On September 6, 2018, the borrower paid off the $37.5 million principal balance of its mezzanine loan in advance of the maturity date.

Financings
Fourth and Madison—Seattle, WA
On May 30, 2018, the Account entered into a new mortgage loan with a principal amount of $90.0 million, secured by an office property investment in Seattle, Washington. The debt has an interest rate of 4.17% and a maturity date of June 1, 2023.
Park on Morton—Bloomington, IN
On June 1, 2018, THP Park on Morton, LLC, a joint venture investment in which the Account holds a 97% interest, entered into a $26.9 million mortgage loan (the Account’s share). The loan has an interest rate of 4.02% and a maturity date of June 15, 2023.
Lofts at SoDo—Orlando, FL
On June 14, 2018, concurrent with the purchase of an apartment property in Orlando, Florida, the Account assumed mortgage debt in the amount of $33.1 million. The assumed debt was paid off and a new mortgage loan in the amount of $35.1 million was implemented. The new debt has an interest rate of 3.94% and a maturity date of July 5, 2023.
Biltmore at Midtown—Atlanta, GA
On June 14, 2018, the Account entered into a new mortgage loan with a principal amount of $36.4 million, secured by an apartment property investment in Atlanta, Georgia. The debt has an interest rate of 3.94% and a maturity date of July 5, 2023.
Cherry Knoll—Germantown, MD
On June 14, 2018, the Account entered into a new mortgage loan with a principal amount of $35.3 million, secured by an apartment property investment in Germantown, Maryland. The debt has an interest rate of 3.78% and a maturity date of July 5, 2023.
The Forum—Huntsville, TX
On July 3, 2018, THP The Forum at Sam Houston, LLC, a joint venture investment in which the Account holds a 97% interest, assumed mortgage debt in the amount of $15.9 million (the Account’s share). The loan has an interest rate of 4.25% and a maturity date of August 1, 2025.
Ascent at Windward—Alpharetta, GA
On July 11, 2018, concurrent with the purchase of an apartment property in Alpharetta, Georgia, the Account assumed mortgage debt in the amount of $34.6 million. The debt has an interest rate of 3.51% and a maturity date of January 1, 2022.
Fusion 1560—St. Petersburg, FL
On July 11, 2018, concurrent with the purchase of an apartment property in St. Petersburg, Florida, the Account assumed mortgage debt in the amount of $37.4 million. The debt has an interest rate of 3.42% and a maturity date of June 10, 2022.
501 Boylston Street—Boston, MA
On August 21, 2018, concurrent with the partial sale of 49.9% of the Account’s ownership in 501 Boylston, the Account assigned $108.3 million of the outstanding balance of the mortgage to the buyer, representing 49.9% of the original debt. The remaining $108.5 million of principal retained by the Account was subsequently assigned to the joint venture, T-C 501 Boylston Street Member, LLC, concurrent with the transfer of the Account’s 50.1% interest in the property to the joint venture.
Pacific City—Huntington Beach, CA
On September 6, 2018, PC Borrower, LLC, a joint venture investment in which the Account holds a 70% interest, entered into a $73.5 million mortgage loan (the Account’s share). The loan has an interest rate of 4.12% and a maturity date of October 1, 2023.
Aspen Heights—Austin, TX
On September 13, 2018, THP West Campus, LLC, a joint venture investment in which the Account holds a 97% interest, assumed mortgage debt in the amount of $40.0 million (the Account’s share). The loan has an interest rate of 3.75% and a maturity date of September 15, 2023.

4	A40415 (11/18)